REINSTATEMENT AND Second AMENDMENT TO SALE-PURCHASE AGREEMENT

THIS REINSTATEMENT AND SECOND AMENDMENT TO SALE-PURCHASE AGREEMENT (this “Amendment”), dated as of December 21, 2012 (the “Second Amendment Effective Date”), is by and between AG/WP FAIRLAWN OWNER, L.L.C., a Delaware limited liability company (“Seller”), and THE PHILLIPS EDISON GROUP LLC, an Ohio limited liability company (“Purchaser”).

             WHEREAS, Seller and Purchaser are parties to that certain Sale-Purchase Agreement, dated as of December 13, 2012 (the “Original Agreement”), as amended by that certain First Amendment to Sale-Purchase Agreement, dated as of December 19, 2012 (the “First Amendment”; together with the Original Agreement, the “Purchase Agreement”), relating to that certain real property and improvements located in Fairlawn, Ohio and more commonly known as Fairlawn Town Centre, as more particularly described in Exhibit A to the Purchase Agreement;

             WHEREAS, pursuant to the provisions of Section 35 of the Purchase Agreement Agreement, the Purchase Agreement has terminated; and

            WHEREAS, Seller and Purchaser desire to reinstate and amend certain of the terms and provisions of the Purchase Agreement, on the terms set forth below.

             NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                  Reinstatement.  Seller and Purchaser agree that the Purchase Agreement is hereby reinstated and, except as set forth in this Amendment, the Purchase Agreement and all terms, conditions, covenants and agreements thereof are hereby deemed to be in full force and effect and are hereby ratified and confirmed in all respects.

2.                  Recitals.  The foregoing recitals are hereby incorporated into this Amendment to the same extent as if set forth herein in full.

3.                  Defined Terms.  All capitalized terms used herein shall have the same meanings given to them in the Purchase Agreement, unless specific definitions for such terms are set forth herein.  As used in the Purchase Agreement, the defined term “Agreement” shall mean the Purchase Agreement, as amended by this Amendment.

4.                  Purchase Price. The first sentence of Section 2 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:  “The purchase price for the Premises (the “Purchase Price”) is Forty-Two Million Two Hundred Thousand and 00/100 Dollars ($42,200,000), payable as follows:”.

5.                  Deposit.

a.                   The last sentence of Section 2.2 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“As used herein, (a) “Deposit” shall mean the Initial Deposit, the Additional Deposit and, if applicable, the Extension Deposit (to the extent same is deposited with Escrow

Agent pursuant to the provisions of Section 4.2 below) and (b) “Downpayment” shall mean the Deposit together with all interest thereon.”

b.                  The first sentence of Section 2.3 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

                     “Purchaser acknowledges and agrees that time shall be of the essence with respect to Purchaser’s obligation to deliver the Initial Deposit, the Additional Deposit and the Extension Deposit.”

6.                  Prior References in the Agreement to the Assumed Loan.

a.                   The first sentence of Section 2.4 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“An amount equal to the Purchase Price less the Downpayment on the Closing Date (as hereinafter defined), as adjusted for prorations and apportionments as herein provided, by wire transfer of immediately available federal funds to an account or accounts designated by Seller (such funds, the “Closing Funds”).”

b.                  Section 4.1 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“The consummation of the transactions contemplated hereby (the “Closing”), shall take place through escrow at the offices of the Escrow Agent on January 15, 2013 (the “Initial Scheduled Closing Date”).”

c.                   Section 4.2 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following.

“Notwithstanding the foregoing provisions of this Section 4, Purchaser shall have the one-time right to cause the Initial Scheduled Closing Date to be adjourned for a period of up to fifteen (15) days by delivering Seller written notice (“Extension Notice”) of such election at least five (5) days prior to the Initial Scheduled Closing Date (such date, the “Purchaser Adjourned Closing Date”).  Concurrently with the delivery of the Extension Notice Purchaser shall deliver the amount of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) (the “Extension Deposit”) by wire transfer of immediately available federal funds to the order of Escrow Agent.  If Purchaser has delivered the Extension Notice under Section 4.2, but nevertheless fails to deliver the Extension Deposit to Escrow Agent pursuant to Section 4.2, then Purchaser shall be deemed to have forever waived its right to extend the Initial Scheduled Closing Date pursuant to this Section 4.2 (and such Extension Notice shall be of no force or effect).  Time shall be of the essence with respect to Purchaser’s delivery of the Extension Notice and the Extension Notice Deposit.  For the avoidance of doubt, Purchaser shall not have the right to adjourn the Closing for any reason other than for the specific reason set forth in this Section 4.2.  Notwithstanding anything to the contrary contained herein, if Purchaser extends the Initial Closing Date in accordance with this Section 4.2 then the reference in Section 36.3(b) to January 31, 2013 shall be changed to February 15, 2013.”

d.                  The reference in Section 4.4 of the Purchase Agreement to “the Purchaser Adjourned Closing Date II” are hereby deleted.

e.                   Sections 6.1(iv), 6.10, 7.1(l)(ii), 7.1(s), 7.2(m), 11.1(r), 16(g), 17.8(i), and 49 to the Purchase Agreement are each hereby deleted in their entirety and replaced with phrase “reserved”.

f.                   The parenthetical at the end of Section 7.2(n) to the Purchase Agreement is hereby deleted.

g.                   The parenthetical in Section 8.3(a) is hereby deleted.

h.                  The last proviso at the end of Section 11.3(a) to the Purchase Agreement is hereby deleted.

i.                    Section 16(z) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following “cost to record the mortgage release”

j.                    Section 48 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“Notwithstanding anything to the contrary contained in this Agreement, Purchaser expressly acknowledges and agrees that Purchaser’s obligations under this Agreement are not in any way conditioned upon or qualified by Purchaser’s ability to obtain financing of any type or nature whatsoever (i.e., whether by debt financing, equity investment, or otherwise) to consummate the transaction contemplated by this Agreement.”

7.                  Title Insurance and Survey Matters.  Section 8.1 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“8.1.   Purchaser and Seller acknowledge that (A) Purchaser has obtained Commitment Number No. 1101-1928092, dated November 29, 2012 (the “Title Commitment”) from First American Title Insurance Company (the “Title Company”), and (B) Purchaser has obtained that certain ALTA/ACSM Land Title Survey No. 28256 of the Premises, December 6, 2012, prepared by Millman National Land Services (the “Survey”).  Purchaser (x) acknowledges and agrees that all matters stated in the Title Commitment and the Survey are acceptable to Purchaser (it being agreed that the foregoing shall not eliminate Purchaser’s rights with respect to updates to the Title Commitment or the Survey as more particularly set forth in Section 8.2 below), and (y) Seller has no obligation to cure any title matter or survey condition in respect of the Premises (except as expressly provided in Section 8.3 below). Any matters revealed by the Title Commitment and/or Survey shall be deemed “Permitted Title/Survey Exceptions” (except to the extent Seller has an express obligations pursuant to Section 8.3 with respect to such matters revealed by the Title Commitment).”

8.                  Due Diligence Period.  Seller and Purchaser hereby acknowledge and agree that the Due Diligence Period is expiring as of the Second Amendment Effective Date.  Upon execution of this Amendment by both Seller and Purchaser, Purchaser shall be deemed to have delivered the Diligence Notice under Section 35.2 of the Purchase Agreement stating Purchaser has elected not to terminate this Agreement and has elected to waive any right to terminate the Purchase Agreement pursuant to the provisions of Section 35.  Accordingly, the Purchase Agreement shall continue in full force and effect in accordance with its terms, and the Deposit shall, subject to the express terms and conditions of the Purchase Agreement, be nonrefundable.  As a condition to the effectiveness of this Amendment, Purchaser shall, concurrently with the execution of this Amendment, deliver the Additional Deposit to the Escrow Agent.

9.                  Giant Eagle Amendment.  Pursuant to Section 18.1 of the Purchase Agreement, Purchaser hereby approves that certain proposed lease amendment with Giant Eagle in the form attached hereto as Exhibit A; accordingly, Seller shall have the right to execute such lease amendment and upon such execution and delivery, the same shall be deemed to be an Approved Lease Amendment for purposes of the Purchase Agreement.

10.              Title Company.  Seller hereby agrees that to the extent that Purchaser desires to make a one-time change of the Title Company from First American Title Insurance Company to any of Chicago Title Insurance Company, Commonwealth Land Title Insurance Company or Fidelity National Title Insurance Company, Seller shall consent to such change provided that (i) such title company provides Seller with an insured closing letter substantially in the same form as was deliver to Seller by First American Title Insurance Company, (ii) such title company agrees to accept the owner’s title affidavit in the form of Exhibit O to the Purchase Agreement, (iii) such change shall not delay or extend the Closing Date, (iv) Seller shall not be required to incur any additional cost or expense as result of such change, and (v) Purchaser shall not have a right to object to any new matters or conditions on any title commitment issued by such new title company, except to the extent that Purchaser would have had a right to object to such any new matters or condition pursuant to Section 8.2 of the Purchase Agreement as a result of such  new title matter or condition first appearing of record after the effective date of the Title Commitment (as such term is defined in Section 8.1 of the Agreement).  The Purchaser acknowledges and agrees that it shall not have the right to change the title company unless each of the conditions above is satisfied.

11.              Ratification of Purchase Agreement.  Except as expressly amended pursuant to the terms of this Amendment, the Purchase Agreement shall remain in full force and effect in accordance with its original terms, including, without limitation, Section 21 thereof, and the Purchase Agreement, as amended pursuant to this Amendment, is hereby ratified by Purchaser and Seller.  From and after the Second Amendment Effective Date, references to the Purchase Agreement shall be deemed to be references to the Purchase Agreement, as amended by this Amendment.

12.              Conflicts.  In the event that any of the provisions of this Amendment conflict with the provisions of the Purchase Agreement, the provisions of this Amendment shall govern and control.

13.              Counterparts; Execution by Facsimile or PDF Transmission.  To facilitate execution, this Amendment may be executed in as many counterparts as may be required; and it shall not be necessary that the signature of each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of each party, or that the signatures of the persons required to bind any party, appear on one or more of such counterparts.  All counterparts shall collectively constitute a single agreement.  This Amendment may be executed by facsimile transmission or by transmission of such signatures via a pdf file.  Any signatures to this Amendment transmitted by either such method shall be deemed delivery of original signatures to this Amendment.

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          IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of the Second Amendment Effective Date.

SELLER:

AG/WP FAIRLAWN OWNER, L.L.C.,

a Delaware limited liability company

By:       AG/WP Fairlawn Parent, L.L.C.,

             a Delaware limited liability company, its sole member

                                                                              By:       AG Real Estate Manager, Inc.,

                                                                                           a Delaware corporation, its manager

By:          /s/ Ryan Klenovich______________

Name:  Ryan Klenovich

Title:  Vice President

(Signatures continue on next page)

PURCHASER:

THE PHILLIPS EDISON GROUP LLC, an Ohio limited liability company

By:       Phillips Edison Limited Partnership, a Delaware limited partnership, its managing member

By:       Phillips Edison & Company, Inc., a Maryland corporation, its general partner

By:         /s/ Robert F. Myers________________

Name:  Robert F. Myers

Title:  President

Exhibit A

Giant Eagle Amendment

(Attached hereto)